Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

	Name of entity		Jurisdiction of Information
	Bertucci’s, Inc.		Massachusetts
	Bertucci’s Restaurant Corp.	(3)	Massachusetts
	Bertucci’s Franchise Corp.		Delaware
	Bertucci’s of Anne Arundel County, Inc.	(4)	Maryland
	Bertucci’s of Columbia, Inc.	(4)	Maryland
	Bertucci’s of Baltimore County, Inc.	(4)	Maryland
	Bertucci’s of Bel Air, Inc.	(4)	Maryland
	Bertucci’s of White Marsh, Inc.	(4)	Maryland
	Bertucci’s of Montgomery County, Inc.	(4)	Maryland
	Bertucci’s of Cherry Hill LLC		New Jersey
	NERC SPE Inc.		Delaware
	NERC Limited Partnership	(1)	Delaware
	NERC SPE II Inc.		Delaware
	NERC Limited Partnership	(2)	Delaware

(1)	NERC SPE Inc. is the general partner of this limited partnership and Registrant is a limited partner.
(2)	NERC SPE II Inc. is the general partner of this limited partnership and Registrant is a limited partner.
(3)	Subsidiary of Bertucci’s, Inc.
(4)	Subsidiary of Bertucci’s Restaurant Corp.